Exhibit 99

TEXTRON
	Corporate Communications Department	NEWS Release

Investor/Media Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE

Textron Revises Earnings Estimate for Fourth Quarter

Providence, Rhode Island - December 16, 2003 - Textron Inc. (NYSE: TXT) today announced that it now expects full-year 2003 GAAP earnings per share will be between $1.83 and $1.87, with fourth quarter GAAP earnings per share between $0.54 and $0.58.

Excluding restructuring costs and other special items, the company expects full-year 2003 earnings per share from continuing operations will be between $2.74 and $2.78, with fourth quarter earnings per share from continuing operations between $0.85 and $0.89, reflecting slightly better cost performance in a number of its businesses. Textron previously expected full-year 2003 earnings per share from continuing operations excluding restructuring costs and other special items would be between $2.60 and $2.70.

Analysis of Textron's outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with generally accepted accounting principles. Reconciliations of the company's outlook to GAAP are presented in the attached schedule.

The company will announce its 2003 financial results on Thursday morning, January 29, 2004 and will host a conference call at 9:00 a.m. Eastern time. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4470 in the U.S. or (651) 224-7582 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, January 29, 2004 by dialing (320) 365-3844 Access Code: 671453. The recording will be available until midnight on April 21, 2004.

Textron Inc. is a $10 billion multi-industry company with 44,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders; (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

Textron Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

	Fourth Quarter		Full Year
	2003 Outlook	2002 Actual	2003 Outlook	2002 Actual
GAAP EPS	$.54 - .58	$.95	$1.83 - 1.87	$(.88)
Adjustments:
Gain on sale of businesses	-	-	(.09)	(.06)
Special charges	.31	.32	.83	.64
Discontinued operations, net of income taxes*	-	(.17)	.17	.01
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	3.48
Adjusted EPS from continuing operations	$.85 - .89	$1.10	$2.74 - 2.78	$3.19

            *  The  fourth quarter of 2002 includes an after-tax gain of $0.25 per share from the sale of the Snorkel business.